Exhibit (n)(3)

CONSENT OF TRUSTEE NOMINEES

May 6, 2022

The undersigned, each a Trustee Nominee for the Board of Trustees of Flat Rock Core Plus Fund (the “Fund”), hereby consents to being named as a Trustee Nominee in the Fund’s Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, on Form N-2 (the “Registration Statement”), and consents to all references to himself in the Registration Statement.

IN WITNESS WHEREOF, each of the undersigned have executed this consent as of the date first written above.

/s/R. Scott Coolidge

R. Scott Coolidge

Trustee Nominee

/s/Marshall H. Durston

Marshall H. Durston

Trustee Nominee

/s/Paul E. Finnen

Paul E. Finnen

Trustee Nominee